Exhibit 99.1

Tribe Capital Growth Corp I Announces Pricing of $240,000,000 Initial Public Offering

NEW YORK, March 4, 2021 – Tribe Capital Growth Corp I (“the Company” or “TCGC”) announced today that it priced its initial public offering of 24,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “ATVCU” beginning on March 5, 2021. Each unit consists of one share of Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “ATVC” and “ATVCW,” respectively.

TCGC is a special purpose acquisition company (“SPAC”) whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. TCGC is sponsored by Tribe Arrow Holdings I LLC, an affiliate of Tribe Capital Management LLC, a registered investment advisor.

TCGC is led by Arjun Sethi, Chairman and Chief Executive Officer, Omar Chohan, Chief Financial Officer, Sumit Mehta, Vice President and Ted Maidenberg, Secretary.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on March 9, 2021, subject to customary closing conditions.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Media and Investors
FTI Consulting
Colleen Hsia / Katie Killip
ATVC@fticonsulting.com

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